Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

News Release

FOR IMMEDIATE RELEASE: October 31, 2011

CONTACT: John P. Olsen, CEO and President of Denmark Bancshares, Inc.

Dennis Heim, CFO and Vice President of Denmark Bancshares, Inc. Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports Third Quarter Income

Dennis Heim, Chief Financial Officer of Denmark Bancshares, Inc. ("DBI"), which operates six offices in Brown and Manitowoc County, announced third quarter net income of $848,000, or $7.13 per share, down from $906,000 or $7.61 per share in the third quarter of 2010. Return on assets and return on equity for the third quarter 2011 were 0.83% and 6.20% respectively, compared to 0.90% and 6.95%, respectively, for the same period one year ago. DBI recorded net income of $2,629,000, or $22.11 per share, year-to-date 2011 compared to $2,541,000, or $21.36 per share, during the first nine months of 2010.

The decrease in third quarter net income was primarily due to a decrease of $268,000 in net interest income and a $58,000 decrease in noninterest income compared to the third quarter of 2010. These decreases were partially offset by reductions in FDIC Insurance and the provision for credit loss. FDIC insurance premiums were $105,000 lower in the most recent quarter as a result of a new premium calculation and rate that was implemented by the FDIC effective April 1, 2011. DBI's provision for loan losses was $150,000 for the third quarter of 2011 compared $310,000 for the third quarter in 2010. The ratio of allowance for loan losses to total loans was 2.21% at September 30, 2011, up from 2.19% one year earlier. Net charge offs for the quarter ended September 30, 2011 were $19,000 compared to $256,000 during the same period of 2010.

DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 3.5% as of September 30, 2011, compared 3.0% as of December 31, 2010. Nonaccrual loans have been reduced during the last nine months to $8.2 million at September 30, 2011 compared to $8.6 million at year-end 2010.

As of September 30, 2011, DBI's leverage capital ratio remains strong with tier 1 capital to average assets of 13.7% and total capital as percentage of risk-based assets ratio at 19.5% compared to 13.5% and 18.3%, respectively, as of December 31, 2010.

"The prolonged economic slump has resulted in historically low interest rates which negatively affected DBI's net interest margin," stated Heim. "DBI's reinvestment of maturing investment securities are being recorded at substantially lower yields. And the decreased volume of quality loans in our market creates strong competition among banks offering low rates to gain loan volume. On the deposit side of the balance sheet interest rates are near the bottom and offer little opportunity to reprice any lower."

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $413 million as of September 30, 2011. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in Brown and Manitowoc Counties in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation. For more information about Denmark State Bank, visit www.denmarkstate.com.

SELECTED FINANCIAL DATA
	Sept 30	Dec 31	Sept 30
(In thousands, except per share data)	2011	2010	2010
Financial Condition (1)
Total Loans	$295,511	$299,355	$300,666
Allowance for credit losses	6,518	6,864	6,578
Investment securities	65,757	63,050	64,548
Assets	412,560	420,315	399,509
Deposits	315,232	320,499	301,723
Other borrowed funds	39,759	43,588	42,475
Stockholders' equity	55,996	53,926	53,763
Book value per share	$ 470.88	$ 453.47	$ 452.11
Financial Ratios
Average equity to average assets	13.18%	13.25%	12.94%
Tier 1 capital to average assets	13.73%	13.51%	13.41%
Tier 1 capital to risk-weighted assets	18.24%	17.02%	17.28%
Total capital to risk-weighted assets	19.50%	18.28%	18.54%
Allowance for credit losses
to total loans (1)	2.21%	2.29%	2.19%
Non-performing loans to assets	1.98%	2.05%	2.26%
Non-performing loans to allowance for
credit losses (1)	125%	126%	137%
(1) As of the period ending.

	For the Three Months		For the Nine Months
	Ended Sept 30,		Ended Sept 30,
Operating Results	2011	2010	2011	2010
Interest income	$4,406	$4,901	$13,537	$14,722
Interest expense	1,003	1,230	3,158	3,850
Net interest income	3,403	3,671	10,379	10,872
Provision for credit losses	150	310	450	1,040
Noninterest income	484	542	1,483	1,533
Securities write down for OTTI	46	10	150	10
Noninterest expense	2,468	2,651	7,507	7,949
Income tax expense	375	336	1,126	865
Net income	848	906	2,629	2,541
Net income per share	$ 7.13	$ 7.61	$ 22.11	$ 21.36
Operating Ratios
Return on average equity	6.20%	6.95%	6.49%	6.58%
Return on average assets	0.83%	0.90%	0.86%	0.84%
Interest rate spread (tax equivalent)	3.42%	3.90%	3.48%	3.82%